Exhibit 99.1

For Immediate Release

Eric Loughmiller

Executive Vice President and Chief Financial Officer

(317) 249-4254

eric.loughmiller@adesa.com

KAR Holdings Announces Changes in Management Team

Carmel, Indiana, September 8, 2009 — KAR Holdings, Inc., a leading provider of vehicle and salvage auction services in North America, today announced the appointment of Jim Hallett as its Chief Executive Officer, replacing Brian Clingen who will remain as Chairman of the Board of KAR Holdings. Tom Caruso, ADESA, Inc.’s current Chief Operating Officer, will assume Mr. Hallett’s previous role as Chief Executive Officer and President of ADESA. These changes will be effective immediately.

Commenting on the appointments, Brian Clingen said, “These moves reflect the tremendous accomplishments that Jim and the KAR Holdings leadership team have achieved in what has been an extremely challenging environment. The Board of Directors and I look forward to working with Jim in his new role as he leads the continued growth and success of KAR Holdings.”

In reaction to his new role, Jim Hallett stated, “I’m honored to follow Brian as the next CEO of KAR Holdings and am excited to assume this new role. Over the last two and half years since the formation of KAR Holdings and its family of companies, I believe we have grown into a cohesive company with a reputation for outstanding service to all of its customers. I look forward to building on this foundation.”

Jim Hallett commented on the appointment of Tom Caruso as Chief Executive Officer and President of ADESA, “Tom has been an integral part of the success ADESA has achieved both internally with employees and externally with customers. Tom Caruso’s character, reputation and tremendous work ethic will enable him to very effectively transition to this new leadership role.” Tom Caruso added, “I look forward to the new challenges as CEO and President of ADESA. In my new role, I will focus on providing leadership to all of the employees of ADESA while ensuring we provide exceptional service to all of our customers.”

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About KAR Holdings, Inc.

KAR Holdings, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 61 used vehicle sites, Insurance Auto Auctions, Inc., a leading North American salvage auto auction company whose operations span North America with over 150 sites and Automotive Finance Corporation, a leading capital funding source for the used vehicle industry with 87 sites across North America. For further information on KAR Holdings, ADESA, Insurance Auto Auctions or Automotive Finance Corporation, visit the company’s Web site at http://www.karholdingsinc.com.

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